STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

C. MURPHY HEBERT
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

8/27/2026 10:51:01 AM

Work Order Number: W2026082700649
Reference Number: 20265997396
Through Date: 8/27/2026 10:51:01 AM
Corporate Name: NextTrip, Inc.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20265997365	Certificate of Designation - 08/27/2026	10

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Nevada Secretary of State

Certified By: Ashley Popham
Certificate Number: B202608276918683
You may verify this certificate
online at https://www.nvsilverflume.gov/home

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C8549-1985
FVAguilar	Filing Number 20265997365
Secretary of State State Of Nevada	Filed On 8/27/2026 10:07:00 AM
	Number of Pages 10

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NextTrip, Inc. Entity or Nevada Business Identification Number (NVID): NV19851021209
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 08/27/2026 Time: 10:15 am (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The designations, rights and preferences of the Series B Convertible Preferred Stock of NextTrip, Inc. are set forth in the attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 08/27/2026

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NEXTTRIP, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of NextTrip, Inc., a Nevada corporation (the "***Corporation***"), that the following resolution was duly adopted by a majority of the disinterested members of the Board of Directors of the Corporation (the "***Board of Directors***"), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the "***NRS***"), via unanimous written consent on August 25, 2026,which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $0.001 per share, which is designated as "Series B Convertible Preferred Stock," with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Amended and Restated Articles of Incorporation of the Corporation, as amended (the "***Articles of Incorporation***"), provides for a class of its authorized stock known as Preferred Stock, consisting of 10,000,000 shares, $0.001 par value per share (the "***Preferred Stock***"), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of shares of "Series B Convertible Preferred Stock" pursuant to the terms of the Exchange Agreement, dated as of August 25, 2026, between the Corporation and Monaco Investment Partners II LP (the "***Exchange Agreement***") and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Articles of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"***Business Day***" means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

"***Commission***" means the United States Securities and Exchange Commission.

"***Common Stock***" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"***Conversion Shares***" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

"***Dividend Rate***" means twelve percent (12.0%) per annum, cumulative and compounding, calculated on the Stated Value on a 360-day year of twelve 30-day months.

"***Exchange Act***" means the Securities Exchange Act of 1934, as amended.

"***Fixed Conversion Price***" means $3.88 per share, as adjusted pursuant to Section 6(f).

"***Holder***" means a holder of shares of Series B Preferred Stock.

"***Person***" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"***Quarterly Payment Date***" means January 2,2027 and the first day of each subsequent calendar quarter thereafter.

"***Rule 144***" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

"***Securities Act***" means the Securities Act of 1933, as amended.

"***Stated Value***" shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Original Issue Date with respect to the Series B Preferred Stock.

"***Trading Day***" means a day on which the principal Trading Market is open for business.

"***Trading Market***" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTC Markets or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation's Series B Convertible Preferred Stock (the "***Series B Preferred Stock***") and the number of shares so designated shall be 4,500. Each share of Series B Preferred Stock shall have a par value of $0.001 per share.

3. Dividends. From and after the first date of issuance of any Series B Preferred Stock (the "***Original Issue Date***"), each Holder shall be entitled to receive and the Company shall pay on each Quarterly Payment Date dividends ("***Dividends***"), which Dividends shall be computed on the basis of a 360-day year and the actual number of days elapsed and shall accrue at the Dividend Rate for each share of Series B Preferred Stock. Dividends shall be payable, at the Corporation's option, in cash or in additional shares of Series B Preferred Stock issued at the Stated Value, as elected by the Corporation.

4. Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by the NRS, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue any future series of Preferred Stock ranking on parity with or senior to the Series B Preferred Stock, (iii) issue further shares of Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock or (iv) enter into any agreement with respect to any of the foregoing.

(b) Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series B Preferred Stock.

5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock (collectively, the "***Junior Stock***"), an amount per share equal to the Stated Value plus all accrued and unpaid Dividends thereon. If, upon any such liquidation, dissolution or winding up, the assets and funds

available for distribution among the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series B Preferred Stock in proportion to the amount that each such Holder is entitled to receive. After the payment of the full amount of the liquidation preference to which they are entitled, the Holders of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation or entity, or the sale or transfer of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

6. Conversion. The Holders of Series B Preferred Stock shall have the following conversion rights:

(a) Optional Conversion. At any time after the Original Issue Date, each Holder of Series B Preferred Stock shall have the right, at such Holder's option, to convert any or all of the shares of Series B Preferred Stock held by such Holder into fully paid and nonassessable shares of Common Stock, subject to the Beneficial Ownership Limitation set forth in Section 6(d). The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series B Preferred Stock plus all accrued and unpaid Dividends thereon (the "***Conversion Amount***") by (ii) the Conversion Price (as defined below) in effect on the date of conversion. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation or in such other form as the Corporation may reasonably require, at the principal office of the Corporation or the office of the transfer agent, accompanied by written notice of conversion in the form attached as **Annex A** hereto (the "***Notice of Conversion***") specifying the number of shares of Series B Preferred Stock to be converted and the name or names in which such Holder wishes the certificate or certificates for Common Stock to be issued. The date of delivery of any such Notice of Conversion by a Holder to the Corporation shall be referred to as a "***Conversion Notice Date***".

(b) Conversion Price. Subject to adjustment as provided herein, the conversion price (the "***Conversion Price***") in respect of any share of Series B Preferred Stock, in effect on any conversion date shall be equal to the Fixed Conversion Price.

(c) Mechanics of Conversion.

(i) *Delivery of Conversion Shares Upon Conversion*. Not later than five (5) Trading Days after each Conversion Notice Date (the "***Share Delivery Date***"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series B Preferred Stock. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar function.

(d) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, a Holder shall not have the right to convert any portion of the Series B Preferred Stock pursuant to Section 6(a), to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion with respect to the Series B Preferred Stock, such Holder (or any of such Holder's affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any "group" of which the Holder is a member (the foregoing, "***Attribution Parties***")) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms "beneficial ownership" and "beneficially own" have the meanings ascribed to such terms therein. In addition, for purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6(d), in determining the number

of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The "***Beneficial Ownership Limitation***" shall be 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion, to the extent permitted by this Section 6(d). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, provided that the Beneficial Ownership Limitation shall not exceed 19.99% unless and until the Corporation has obtained the requisite shareholder approval for such higher percentage, and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4.99%). Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not exceed 19.99% absent such shareholder approval, and may not be further amended by such Holder without first providing the minimum notice required by this Section 6(d). The provisions of this Section 6(d) shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(e) Conversion Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) *Stock Dividends and Splits*. If the Corporation, at any time while the Series B Preferred Stock is outstanding, (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of or payment of Dividends on the Series B Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this clause (i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) *Calculations*. All calculations under this Section 6(e) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6(e), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(iii) *Notice of Adjustments*. Upon the occurrence of each adjustment pursuant to this Section 6(e), the Corporation at its expense will promptly compute such adjustment in accordance with the terms of this Certificate of Designation and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price and the number of shares of Common Stock and other securities or property issuable upon conversion of each share of Series B Preferred Stock, at least ten (10) days prior to the record date or effective date, as the case may be, of the transaction or event giving rise to such adjustment and following the record date or effective date of such transaction or event. Upon the occurrence of any such record date or effective date, the

Corporation shall deliver a copy of such certificate to each Holder of Series B Preferred Stock at such Holder's last address as shown on the books of the Corporation.

(f) Intentionally Omitted.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price on the Conversion Notice Date.

(h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Issuance of Certificates. As soon as practicable after the surrender of the certificate or certificates for Series B Preferred Stock and the delivery of the written notice of conversion as aforesaid, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder or Holders thereof a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a check or wire transfer in payment of any fractional shares as provided in Section 6(g) hereof.

(j) No Reissuance of Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to this Section 6 or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation.

(k) Transfer taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

7. Redemption.

(a) Optional Redemption by the Corporation. The Corporation may, at any time and at its sole option, in its sole discretion, request to redeem all or any portion of the outstanding shares of Series B Preferred Stock at a price per share equal to the Stated Value plus all accrued and unpaid Dividends thereon (the "***Redemption Price***"), by delivering a written notice (the "***Redemption Notice***") to each Holder of Series B Preferred Stock at least 10 Trading Days prior to the date fixed for redemption (the "***Optional Redemption Date***").The Redemption Notice shall state (i) the Optional Redemption Date, (ii) the number of shares of Series B Preferred Stock to be redeemed, (iii) the Redemption Price, and (iv) the place where the certificate or certificates for Series B Preferred Stock are to be surrendered for payment of the Redemption Price. During the period from the date of delivery of the Redemption Notice until the Optional Redemption Date, each Holder of Series B Preferred Stock shall have the right to convert such Holder's shares of Series B Preferred Stock into Common Stock in accordance with Section 6.

(b) Surrender of Certificates; Payment of Redemption Price. On or before the applicable Optional Redemption Date, each Holder of shares of Series B Preferred Stock to be redeemed on such Optional Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption

Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such Holder.

(c) Status of Redeemed Shares. Any shares of Series B Preferred Stock that are redeemed by the Corporation pursuant to this Section 7 shall be canceled and shall not be reissued by the Corporation.

8. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Redemption Notice or notice of adjustment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address for such notices or communications shall be as set forth in the books and records of the Corporation.

9. Miscellaneous.

(a) Lost or Mutilated Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series B Preferred Stock, and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the certificate(s), if mutilated, the Corporation shall execute and deliver new certificate(s) of like tenor and date.

(b) Waiver. Any waiver by the Corporation or a Holder of Series B Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or a Holder of Series B Preferred Stock to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder of Series B Preferred Stock) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder of Series B Preferred Stock must be in writing.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted or Redeemed Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

***

IN WITNESS WHEREOF, NextTrip, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock to be duly executed by its Chief Executive Officer on August 27, 2026.

NEXTTRIP, INC.

By: /s/William Kerby

Name: William Kerby

Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK)

Reference is made to the Certificate of Designation of the Articles of Incorporation of NextTrip, Inc., a Nevada corporation (the "***Corporation***") establishing the terms, preferences and rights of the Series B Convertible Preferred Stock, $0.001 par value (the "***Series B Preferred Stock***") of the Corporation (the "***Certificate of Designation***"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of common stock, $0.001 par value per share (the "***Common Stock***"), of the Corporation, as of the date specified below.

Date of Conversion: ______________________________

Aggregate number of shares of Series B Preferred Stock to be converted: ______________________

Aggregate Stated Value of such shares of Series B Preferred Stock to be converted: ______________________

Aggregate accrued and unpaid Dividends with respect to such shares of Series B Preferred Stock to be converted: ______________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: ______________________

Please confirm the following information:

Conversion Price: ______________________________

Number of shares of Common Stock to be issued: ______________________

Please issue the Common Stock into which the applicable shares of Series B Preferred Stock are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ____

____

____

____

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

Broker No.: _______________

Account No.: _______________

[HOLDER]

By: _______________________________
Name: _______________________________
Title: _______________________________